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                                                                    Exhibit 99.1

MediaNews Group, Inc.
Announces Plan to Issue $300 Million Senior Subordinated Notes Due 2013

Denver, CO -- (BUSINESS WIRE) -- November 17, 2003 -- MediaNews Group, Inc. (the "Company") today announced that it plans to issue $300 million Senior Subordinated Notes due 2013. The Notes will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, and the Notes may be sold outside of the United States in accordance with Regulation S under the Securities Act of 1933. The Company intends to use the net proceeds from the sale of the Notes and other available funds to repurchase or redeem the Company's existing 8 3/4% Senior Subordinated Notes due 2009.

     The Notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135-c under the Securities Act of 1933.

Forward Looking Statements

     This announcement includes forward-looking statements. MediaNews Group, Inc. has based these forward-looking statements on its current expectations and projections about future events. Although MediaNews Group, Inc. believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. MediaNews Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information,future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.